UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2006
Date of Report (Date of earliest event reported)

WORLDBID CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-26729	88-0427619
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 201
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 201-0400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry Into A Material Definitive Agreement.

Effective August 23, 2006, Worldbid Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Royalite Petroleum Corp. (“Royalite”), a Nevada corporation, for a merger with Royalite. Under the terms of the Merger Agreement, Royalite will merge with and into the Company and the Company will concurrently change its name to Royalite Petroleum Company Inc.

Under the terms of the Merger Agreement, the Company will issue one share of the Company’s common stock in exchange for each outstanding share of common stock of Royalite. Royalite presently has 24,960,667 shares of common stock outstanding.

Closing of the Merger is subject to a number of conditions, including:

a)

The disposition by the Company of its interest in its wholly owned subsidiary, Worldbid Canada Corporation (the “Subsidiary”) (the Company currently plans, subject to completion of regulatory filings, to dispose of the Subsidiary by way of a spin off to its shareholders of record at a date to be determined immediately prior to the closing of the Merger. In the event the Company is unable to complete such filings in a timely manner, it may dispose of the Subsidiary through a sale or other disposition).

b)	Delivery of required financial statements by Royalite;

c)	Approval by the shareholders of the Company and Royalite.

Unless waived, failure to meet these conditions would prevent closing of the Merger.

Royalite Update

Royalite Petroleum Corp. is an oil and gas exploration company active exclusively in the Utah Hingeline Trend of south-central Utah. Royalite has the exclusive rights in Utah to a proprietary sensing technology for conducting geophysical surveys and mapping potential oil structures.

Royalite Petroleum Corporation continues to conduct geophysical surveys in the counties surrounding the Covenant Field that was discovered by Michigan based Wolverine Oil and Gas in December, 2003.

To date, Royalite has secured oil and gas leases on over 33,000 acres along this prolific trend and was the successful bidder on 17 parcels of land consisting of 20,000 acres in the recent BLM oil and gas lease sale held in Salt Lake City on August 15. Royalite was also the successful bidder on eight parcels of land that the State of Utah Land Trust offered for lease in its July, 2006 sealed bid auction. Royalite has a 100% working interest (W.I.) in its leases and will pay a 12.5% royalty (R.I.) to the Lessors.

Royalite has concluded detailed geophysical surveys on numerous large structures south of the Covenant Field and is proceeding to obtain drilling permits to commence a multi-well drilling program as soon as possible. The current business plan of Royalite is to maintain its 100% working interest by drilling the properties internally rather than joint venturing with other parties.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure.

WORLDBID FINANCING UPDATE:

Termination of $0.75 Per Unit Private Placement Offering

Worldbid has received subscriptions for a total of 3,480,200 units at $0.75 per unit and has received total subscription proceeds of approximately $2,600,000 under the private placement offering approved by its directors on June 19, 2006. The directors determined effective August 11, 2006 to terminate this offering and to approve a new private placement offering as described below. Formal closing of this offering is expected to take place immediately prior to or concurrent with closing of the merger.

$1.50 Per Unit Private Placement Offering

Effective August 11, 2006, the Company’s board of directors approved a private placement offering of up to 15,000,000 Units of Worldbid at a price of $1.50 per unit. Each unit will consist of one common share of Worldbid and one half of one share purchase warrant. Each whole warrant will entitle the purchaser to acquire an additional common share at a price of $1.75 per share for a period of one year from closing. The offering will be made on a best efforts private placement basis in reliance of exemptions from applicable securities laws. To date, no units under this offering have been sold. A 10% commission and warrants to purchase up to 10% of the shares placed at a price of $1.75 per share have been authorized to be paid to licensed brokers or investment dealers or other qualified finders in connection with this offering. The proceeds of this offering will be used to fund operations of Royalite, including the costs for drilling and leasing lands, and for general corporate purposes. There is no assurance that this offering or any part of it will be completed.

Copies of the Merger Agreement and the press release announcing the Company’s entry into the Merger Agreement have been attached as exhibits to this Report on Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements And Exhibits

(c)	Exhibits

	10.1	Agreement and Plan of Merger dated August 23, 2006 between Worldbid Corporation and Royalite Petroleum Corp.

	99.1	Press Release dated August 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDBID CORPORATION

Date: August 29, 2006
By:	/s/ Logan B. Anderson

LOGAN B. ANDERSON
President, Chief Executive Officer,
and Director